As filed with the Securities and Exchange Commission on June 16, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regeneron Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-3444607
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road

Tarrytown, NY 10591-6707

(Address of Principal Executive Offices) (Zip Code)

Regeneron Pharmaceuticals, Inc.

2014 Long-Term Incentive Plan

(Full Title of the Plan)

Joseph J. LaRosa, Esq.

Senior Vice President, General Counsel and Secretary

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591-6707

(914) 847-7000

(Name and Address of Agent for Service)

(914) 347-7000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David J. Goldschmidt, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (2)(3)
Common Stock, par value $0.001 per share	37,045,648	$308.675	$3,704,100,000.00	$477,088.08

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers, in addition to the number of shares stated above, an indeterminate number of additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of the Registrant which may become issuable under the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”) in connection with certain corporate transactions or events, including any recapitalization, reorganization, merger, consolidation, spin-off, stock dividend, stock split or any other similar transaction effected which results in an increase in the number of the outstanding shares of Common Stock.
(2)	As described in the Explanatory Note below, the number of shares being registered hereunder consists of (i) 12,000,000 shares of Common Stock newly available for issuance under the 2014 Plan being registered for the first time and (ii) 25,045,648 shares of Common Stock previously registered by the Registrant under the Registrant’s Second Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”) on the Registrant’s Registration Statement on Form S-8 (Registration No. 333-174863) filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2011 (the “Prior Registration Statement”). A post-effective amendment to the Prior Registration Statement to deregister the 25,045,648 shares of Common Stock previously registered by the Registrant is being filed contemporaneously with the filing of this Registration Statement.
(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per share of Common Stock as reported on the Nasdaq Global Market on June 13, 2014. In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations (July 1997) of the Division of Corporate Finance of the Commission, the Registrant is paying registration fees solely with respect to the 12,000,000 shares of Common Stock being newly registered. Registration fees with respect to the previously registered 25,045,648 shares of Common Stock were paid in connection with prior registration.

EXPLANATORY NOTE

At the 2014 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. (“Regeneron,” the “Company” or the “Registrant”) held on June 13, 2014 (the “Approval Date”), the Company’s shareholders approved the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”).

Under the 2014 Plan, there are available for issuance:

(i)	12,000,000 shares (the “New Shares”) of Regeneron common stock, par value $0.001 per share (“Common Stock”), newly available for issuance under the 2014 Plan;

(ii)	4,456,631 shares of Common Stock (the “Rollover Shares”) rolled over into the 2014 Plan from the Regeneron Pharmaceuticals, Inc. Second Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”);

(iii)	28,702 shares of Common Stock (the “Returned Shares”) underlying previously granted awards under the 2000 Plan and subsequently returned to the 2000 Plan in accordance with its terms, which have been rolled over into the 2014 Plan; and

(iv)	up to an additional 20,560,315 shares of Common Stock (the “Carryover Shares”) subject to outstanding awards under the 2000 Plan as of the date immediately preceding the Approval Date that (A) remain unissued upon the cancellation, surrender, exchange or termination of any such award for any reason whatsoever or are forfeited, (B) are delivered (or deliverable) pursuant to an exercise of an option to purchase Common Stock and received (or retained) by the Company (whether by actual delivery or attestation) in payment of the option exercise price or (C) are received (or retained) by the Company (whether by actual delivery, attestation or otherwise) in connection with the exercise, vesting or delivery of such award granted under the 2000 Plan in respect of tax withholding or other similar tax obligation, which will become issuable under the 2014 Plan.

The Rollover Shares, the Returned Shares and the Carryover Shares are collectively referred to in this Registration Statement on Form S-8 (this “Registration Statement”) as the “Reallocated Shares.” In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations (July 1997) of the Division of Corporate Finance of the Securities and Exchange Commission (the “Commission”), the purpose of this Registration Statement is to (i) register the New Shares and (ii) carry forward and reallocate to this Registration Statement the Reallocated Shares that were previously registered by the Company under the 2000 Plan pursuant to the Registration Statement on Form S-8 (Registration No. 333-174863) filed with the Commission on June 13, 2011 (the “Prior Registration Statement”). A post-effective amendment to the Prior Registration Statement to deregister the Reallocated Shares is being filed contemporaneously with the filing of this Registration Statement. No additional awards may be made under the 2000 Plan and new awards may only be made under the 2014 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I have been sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	Annual Report on Form 10-K for the year ended December 31, 2013 (filed with the Commission on February 13, 2014) (the “2013 Form 10-K”);

(b)	Portions of the Registrant’s Definitive Proxy Statement on Schedule 14A that are incorporated by reference into Part III of the 2013 Form 10-K (filed with the Commission on April 24, 2014);

(c)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (filed with the Commission on May 8, 2014);

(d)	Current Reports on Form 8-K filed with the Commission on January 13, 2014; January 16, 2014; February 5, 2014; April 9, 2014; May 19, 2014; and May 23, 2014, respectively; and

(e)	The description of Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 20, 1991, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Seven of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the New York Business Corporation Law, no director or officer shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty in such capacity.

Section 722 of the New York Business Corporation Law permits a corporation to provide for the indemnification of members of its board of directors and its officers against actions or proceedings, or the threat thereof, by or in the right of the corporation. In order to receive indemnification such director or officer must have (i) acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and, (ii) in the case of a criminal proceeding, also had no reasonable belief that such conduct was unlawful.

Article IV of the Company’s By-Laws provides that the directors and certain other personnel of the Company shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company, subject to certain qualifications and provided that each such person acted in good faith for a purpose that they reasonably believed to be in the best interests of the Company.

The Company’s employment agreement with its President and Chief Executive Officer includes a provision indemnifying him to the fullest extent permitted by law in connection with his serving as an officer or director of the Company. Such indemnification is in addition to and not in lieu of other indemnification rights. The Company maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index below filed as part of this Registration Statement. Each such exhibit is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenburgh, State of New York, on June 16, 2014.

REGENERON PHARMACEUTICALS, INC.

By	/s/ LEONARD S. SCHLEIFER
Leonard S. Schleifer, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Leonard S. Schleifer, Robert E. Landry, Douglas S. McCorkle and Joseph J. LaRosa, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 16, 2014.

Signature	Title	Date

/s/ LEONARD S. SCHLEIFER	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 16, 2014
Leonard S. Schleifer, M.D., Ph.D.

/s/ ROBERT E. LANDRY	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	June 16, 2014
Robert E. Landry

/s/ DOUGLAS S. McCORKLE	Vice President, Controller, and Assistant Treasurer (Principal Accounting Officer)	June 16, 2014
Douglas S. McCorkle

/s/ GEORGE D. YANCOPOULOS	Chief Scientific Officer, President, Regeneron Laboratories, and Director	June 16, 2014
George D. Yancopoulos, M.D., Ph.D.

/s/ P. ROY VAGELOS	Chairman of the Board	June 16, 2014
P. Roy Vagelos, M.D.

/s/ CHARLES A. BAKER	Director	June 16, 2014
Charles A. Baker

/s/ MICHAEL S. BROWN	Director	June 16, 2014
Michael S. Brown, M.D.

/s/ ALFRED G. GILMAN	Director	June 16, 2014
Alfred G. Gilman, M.D., Ph.D.

Signature	Title	Date

/s/ JOSEPH L. GOLDSTEIN	Director	June 16, 2014
Joseph L. Goldstein, M.D.

/s/ ROBERT A. INGRAM	Director	June 16, 2014
Robert A. Ingram

/s/ CHRISTINE A. POON	Director	June 16, 2014
Christine A. Poon

/s/ ARTHUR F. RYAN	Director	June 16, 2014
Arthur F. Ryan

/s/ GEORGE L. SING	Director	June 16, 2014
George L. Sing

/s/ MARC TESSIER-LAVIGNE	Director	June 16, 2014
Marc Tessier-Lavigne, Ph.D.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission on February 27, 2008).

4.2	By-Laws of the Registrant (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 13, 2007).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1 to this Registration Statement).

24	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan.